Exhibit 10.22

September 21, 2018

Lauren Wood, MD

Dear Lauren:

On behalf of PDS Biotechnology Corporation (the “Company”), I am pleased to offer you employment as Chief Medical Officer (“CMO”) of the Company, contingent upon the Company’s notification to you of the closing, or the imminent closing, of the impending corporate financing.

The start date of your employment with the Company will be mutually agreed upon between you and Frank K. Bedu-Addo, the Chief Executive Officer (“CEO”) of the Company.  The full-time offer is also contingent on satisfactory background and reference checks.  The purpose of this letter is to summarize the key terms of your employment with the Company should you accept our offer.

If you accept this offer, and the conditions of this offer are satisfied, this letter and the written agreements referenced in this letter will comprise the complete agreement between you and the Company regarding the terms and conditions of your at-will employment.

As CMO, you will be responsible for overseeing all the company’s clinical development operations and regulatory filings, reporting to the CEO.

1.          COMPENSATION.

(a)
Base Salary.  Upon full-time employment at the Company following the successful closing of the impending corporate financing, you will be paid an annual base salary.  Your annual base salary will be two-hundred and ninety thousand dollars ($290,000 US), payable in accordance with the Company’s customary payroll practices.  Your base salary for the year ending December 31, 2018 shall be prorated based upon your time as a full-time employee.  Your salary will be subject to an annual review by the CEO and the board of directors of the Company (the “Board”) in accordance with the Company’s compensation policies.  Naturally, your compensation, including base salary and any bonus earned, is contingent upon your continued employment with the Company and will be paid as earned in accordance with Company policy and procedures.

(b)
Annual Bonus.  For the year beginning January 1, 2019, and for each full year of full-time employment with the Company that begins thereafter, you are eligible to receive a discretionary annual bonus, as determined by the Board in its sole discretion based on the performance of the Company for the year, and provided you are employed by the Company on the bonus payment date.  You will be eligible to earn an annual bonus up to thirty percent (30%) of your annual base salary for the year, based on criteria determined between you and the CEO.  Any annual bonus earned for a fiscal year shall be paid following the end of the fiscal year (which runs from January through December) and no later than March 15 of such following year.

Dr. Lauren Wood
September 21, 2018

(c)	Compensatory Equity Grant.

(i)
Upon your conversion to full-time employment following the successful closing of the impending corporate financing, you will receive options for the purchase of one hundred and ninety thousand, four hundred and sixty-six (190,466) shares of the Company’s common stock, which represents approximately one and a half percent (1.5%) of the outstanding shares of the Company’s common stock, on a fully-diluted basis, as of the date of this offer.  Any option grants made to you shall vest as described in Section 1(c)(ii) below.  The exercise price per share of common stock shall be based on the fair market value of common stock as of the date of each grant, as determined by the Board in its sole discretion.

(ii)
Any option grant to you shall vest over a three (3) year period, with one thirty-sixth (1/36th) of such grant vesting on each month following such grant, subject in each case to your continued employment with the Company.  All option grants shall be granted under, and in accordance with the terms of, the Company’s equity compensation plan.  All option grants pursuant to this offer letter shall be memorialized through a grant agreement containing such customary terms as are determined by the Board in its sole discretion.  Nothing in this offer letter precludes the Company from amending or terminating any equity compensation plan or program after the date hereof.

(iii)	All option grants made to you may be subject to customary redemption, right of first refusal, and tag/drag rights, as determined by the Board in its sole discretion.

(iv)
The vesting of any grants made pursuant to this offer letter shall accelerate in the event of a change in control of the Company.  The definition of change in control shall be a customary definition determined by the Board in its sole discretion, and shall not, for example, include transactions such as an IPO or a financing.

2.          BENEFITS.  You will be entitled to receive four (4) weeks of paid vacation each year, according to the Company’s vacation policy.  Your paid vacation for the 2018 fiscal year shall be prorated based on your actual period of full-time employment during 2018.

You will be eligible for medical benefits provided by the Company.

3.          OTHER TERMS AND CONDITIONS OF EMPLOYMENT.

(a)	This offer is contingent upon your execution of our standard Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, which is attached hereto as Exhibit A.

Dr. Lauren Wood
September 21, 2018

(b)
Your employment with the Company is subject to your providing proof of your eligibility to work in the United States.  If we do not already have it, you must supply us with a completed Employment Verification Form (1-9 attached) with required original (photocopies cannot be accepted) supporting documents, including a social security card and a driver’s license, birth certificate or U.S. Passport.

(c)
If we do not already have the form in our file, you will be required to complete and return a W-9 federal tax withholding form so that we can process your first pay period.  In preparing your W-9, remember to write your name exactly as it appears on your social security card or work visa.

(d)
Although we sincerely hope that your employment with the Company will be mutually satisfying, your employment with the Company is at-will.  This means that your employment with the Company can be terminated by the Company for any reason, with or without cause, and without prior notice.  This also means that you may terminate your employment with the Company at any time upon proper notice (at least 2 weeks).  Although the Company has no present intention to do so, it necessarily reserves the right to terminate, amend or modify all human resources policies and benefits programs described herein without notice.

(e)
While you are employed by the Company, you will be expected to devote your full working time, energy, skill and experience to the performance of your duties, which may be redefined or modified by the Company from time to time.

(f)
Without the express consent of the Board, you shall have no apparent or implied authority to pledge the credit of the Company, to bind the Company under any contract, note, mortgage or other agreement outside the ordinary course of Company’s business, to release or discharge any debt due the Company, or to sell, mortgage, transfer or otherwise dispose of any assets of the Company.

(g)	This letter agreement will be governed by the laws of the State of Delaware.

4.          PRIOR EMPLOYMENT.  You have represented to us that you are under no contractual obligation to refrain from working for a competitor of any prior employer.  Nonetheless, during your prior employment, you may have had access to trade secrets or proprietary information of your prior employer that may continue to be of value to your prior employer.  That information remains the property of your prior employer.  Consequently, you must be particularly careful not to disclose, and hereby agree not to disclose, your prior employer’s trade secrets or proprietary information to anyone within the Company, or to use those trade secrets and proprietary information in the course of your duties with the Company.  You further agree to immediately return to your prior employer any of its property that is currently in your possession and refrain from bringing any such property onto the Company’s premises.  You hereby agree to indemnify the Company for any and all third party claims arising out of, or in connection with, any misrepresentation or violation of this Section 4.

Dr. Lauren Wood
September 21, 2018

If you agree with the terms and conditions of this offer letter, please indicate below by signing and dating both original copies of this letter in the spaces provided and return an executed copy to me.  This offer is expressly contingent upon your satisfactory completion of the obligations described above, including the processes described in the immediately prior sentence.

We are very much looking forward to having you join our team.

Sincerely,

Frank K. Bedu-Addo, Ph.D.

The above terms are accepted and approved:

/s/ Lauren Wood
(Signature)

Dated:	September 26, 2018